Exhibit (c)(12)

 Valuation Research Corporation Tribune Company Solvency Opinion Analysis May 9, 2007 NEW YORK - PRINCETON - BOSTON - CHICAGO - CINCINNATI - MILWAUKEE - SAN FRANCISCO - TAMPA Strong Values. Private & Confidential

Discussion Outline VRC’s Qualifications and Highlighted Experience Situation Overview Solvency Process Summary of Solvency Analyses Conclusions Questions

VRC’s Qualifications Established in 1975, VRC is an independent, international financial advisory firm. Eight domestic offices: New York, Princeton, Boston, Chicago, Cincinnati, Milwaukee, Tampa and San Francisco Nine global affiliates: Argentina, Australia, Brazil, Chile, Hong Kong, Mexico, Spain, United Kingdom and Venezuela Core services include financial opinions with respect to valuation, solvency, capital adequacy and fairness in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, financings and financial and tax reporting matters. VRC’s core services provide its clients with strategic advisory, enhanced due diligence and sophisticated financial modeling Transactional: Valuation, Fairness, Solvency and Capital Adequacy Opinions Financial Reporting: Fair Value Reporting; Allocation of Purchase Price (SFAS 141); Goodwill Impairment (SFAS 142); Stock Based Compensation (SFAS 123-R) Tax Reporting: Deferred Compensation (IRC Sec 409A); Allocation of Purchase Cost (IRC Sec 1060 / 338); Valuation of Legal Entities Full-service, in-house valuation capabilities include businesses, equity and debt securities, loans, derivative instruments, structured products, intangible assets, fixed assets and real estate. Significant experience with respect to M&A, leveraged finance and complex capital structures results from producing over 1,000 solvency, capital adequacy and fairness opinions in connection with a variety of transactions of all sizes covering all major industry groups. Our client base includes some of the largest and most prestigious companies in the world

Highlighted Solvency Opinion Transaction Experience

Situation Overview In connection with the Step One Transactions relating to the first step of the acquisition of the Company by a new Employee Stock Ownership Plan and EGI TRB, L.L.C., a limited liability company owned by Samuel Zell, the Board of Directors has engaged VRC to provide its opinion, as to whether as of May 9, 2007 (with a bring down to be provided at the expiration of the tender offer period), immediately after and giving effect to the consummations of the Step One Transactions, the Company will be Solvent and will have Adequate Capital to conduct ongoing operations. Valuation and Capital Adequacy Tests: Immediately after and giving effect to the consummation of the Step One Common Stock Purchase, each of the Fair Value and Present Fair Saleable Value of the aggregate assets (including goodwill) of Tribune will exceed its liabilities (including the Stated Liabilities, the Identified Contingent Liabilities and the New Financing), and such excess is in an amount that is not less than the capital of the Company (as determined pursuant to Section 154 of the DGCL); Cash Flow Test: As of the date hereof, immediately after and giving effect to the consummation of the Step One Transactions, Tribune will be able to pay its debts (including the Stated Liabilities, the Identified Contingent Liabilities and the New Financing), as such debts mature or otherwise become absolute or due; and Capitalization Test: As of the date hereof, immediately after and giving effect to the consummation of the Step One Transactions, Tribune Does Not Have Unreasonably Small Capital.

Situation Overview (continued) The Board of Directors has also engaged VRC to provide its opinion, as to whether as of May 9, 2007 immediately before the consummation of the Step One Transactions, the Company meets the Capital Reduction Provisions of Section 244 of DGCL. Capital Reduction Test: Each of the Fair Value and Present Fair Saleable Value of the aggregate assets (including goodwill) of Tribune exceeds its liabilities (including Stated Liabilities and the Identified Contingent Liabilities) immediately before giving effect to the consummation of the Step One Transactions; VRC’s conclusions are qualified entirely by the full text of its written Opinion letter.

Solvency Opinion Process Collected data relating to Tribune and pertinent industries, capital markets, competitors, and comparables; Held discussions with management of each operating division and appropriate corporate personnel of Tribune; Analyzed the data received and collected and reviewed the notes from our discussions with Tribune personnel; Conducted valuation and solvency opinion analyses; Conducted sensitivity and downside testing; and Concluded whether or not Tribune meets the proper tests of solvency for the Step One Transactions.

Summary of Solvency Analyses Valuation and Capital Adequacy Tests Cash Flow Test Capitalization Tests Capital Reduction Test

VALUATION AND CAPITAL ADEQUACY TESTS

Valuation and Capital Adequacy Tests *($ in millions)*

	Valuation Summary		
	Low	*Mid*	*High*
Valuation Method			
Comparable Companies	$11,335.8	*$12,414.8*	$13,493.8
Comparable Transactions	$11,753.4	*$12,623.6*	$13,493.8
Sum of Individual Assets	$11,487.3	*$12,729.7*	$13,972.1
Discounted Cash Flow	$9,830.7	*$10,546.7*	$11,262.6
Average Operating Enterprise Value	**$11,101.8**	**$12,078.7**	**$13,055.6**
+ Equity Investments	$2,412.0	$2,686.0	$2,961.0
+ NPV of PHONES Tax Savings	$382.7	$382.7	$382.7
Adjusted Enterprise Value	**$13,896.5**	**$15,147.4**	**$16,399.2**
+ Cash	$182.1	$182.1	$182.1
- Debt	($9,463.8)	($9,463.8)	($9,463.8)
- Identified Contingent Liabilities	($97.1)	($97.1)	($97.1)
Equity Value	**$4,517.7**	**$5,768.5**	**$7,020.4**
% of Enterprise Value	*32.5%*	*38.1%*	*42.8%*
Less: Par value of Capital Stock	*$3.9*	*$3.9*	*$3.9*
Excess Capital	**$4,513.8**	**$5,764.7**	**$7,016.5**

		Valuation Summary		
		Low	*Mid*	*High*
Operating Enterprise Value Multiples				
LTM EBITDA (3/31/07)	$1,333.6	*8.3x*	*9.1x*	*9.8x*
CFY EBITDA (2007)	$1,305.9	*8.5x*	*9.2x*	*10.0x*
NFY EBITDA (2008)	$1,420.4	*7.8x*	*8.5x*	*9.2x*
Consolidated Enterprise Value Multiples				
LTM EBITDA (3/31/07)	$1,437.4	*9.7x*	*10.5x*	*11.4x*
CFY EBITDA (2007)	$1,390.7	*10.0x*	*10.9x*	*11.8x*
NFY EBITDA (2008)	$1,519.6	*9.2x*	*10.0x*	*10.8x*

- *EBITDA figures include $60 million of anticipated cost savings*
- *EBITDA figures used for Consolidated Enterprise Value multiples include cash received from equity investments.*
- *Cash and outstanding debt balances are pro forma for Step One as of 3/31/07.*

VRC Strong Values.

10

TRIBUNE

CASH FLOW TEST

Base Case Cash Flow Test ($ in millions)

Cash Flow Summary	2007P	2008P	2009P	2010P	2011P	2012P	2013P
Adjusted EBITDA	*$1,305.9*	*$1,420.4*	*$1,448.4*	*$1,478.5*	*$1,475.1*	*$1,481.0*	*$1,486.9*
Cash Received from Equity Investments	$84.8	$99.2	$118.2	$145.7	$173.1	$210.2	$231.3
Cash Taxes	($151.0)	($193.7)	($225.0)	($257.3)	($282.5)	($310.5)	($332.6)
Cash Interest Income	$5.3	$5.2	$5.2	$5.2	$5.2	$5.2	$5.2
Cash Interest Expense	($557.6)	($568.0)	($548.9)	($527.1)	($489.2)	($445.0)	($398.4)
Change in Working Capital	($20.0)	($26.0)	($26.5)	($27.1)	($27.6)	($28.2)	($28.3)
Operating Cash Flow	*$667.4*	*$737.0*	*$771.4*	*$817.9*	*$854.2*	*$912.8*	*$964.1*
Capital Expenditures	($174.5)	($171.5)	($127.8)	($128.0)	($128.0)	($128.7)	($129.5)
Other Investing Activities	($96.7)	($251.0)	($100.0)	($100.0)	($100.0)	($100.0)	($100.0)
Cash Flow Available for Debt Repayment	*$396.2*	*$314.5*	*$543.6*	*$589.9*	*$626.2*	*$684.1*	*$734.6*
Scheduled Debt Repayments	*($155.2)*	*($105.9)*	*($72.8)*	*($522.7)*	*($72.8)*	*($72.8)*	*($154.8)*
Other Financing Activities	*($30.0)*	*($33.6)*	*($33.6)*	*$0.0*	*$0.0*	*$0.0*	*$0.0*
Net Cash Flow	*$211.0*	*$175.0*	*$437.1*	*$67.1*	*$553.2*	*$611.2*	*$579.7*
Beginning Cash	$174.7	$174.7	$174.7	$174.7	$174.7	$174.7	$174.7
Minimum Cash Balance	($174.7)	($174.7)	($174.7)	($174.7)	($174.7)	($174.7)	($174.7)
Revolver Borrowings	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Cash Available for Discretionary Prepayments	*$211.0*	*$175.0*	*$437.1*	*$67.1*	*$553.2*	*$611.2*	*$579.7*

- *Adjusted EBITDA figures include $60 million of anticipated cost savings*
- *Under the Company's revolver it has the ability to borrow up to $750 million.*

VRC
Strong Values.
12
TRIBUNE

Base Case Debt Covenant Summary ($ in millions) $ Cushion (EBITDA) $406.1 $491.0 $582.0 $620.3 $715.7 $889.0 $1,040.3 $ Cushion (EBITDA) $414.9 $383.4 $468.5 $569.5 $669.4 $800.7 $920.8 Credit Ratios 2007P 2008P 2009P 2010P 2011P 2012P 2013P EBITDA $1,305.9 $1,360.4 $1,388.4 $1,418.5 $1,415.1 $1,421.0 $1,426.9 Cost Savings $0.0 $60.0 $60.0 $60.0 $60.0 $60.0 $60.0 Cash Received from Equity Investments $84.8 $99.2 $118.2 $145.7 $173.1 $210.2 $231.3 Covenant EBITDA $1,390.7 $1,519.6 $1,566.6 $1,624.2 $1,648.2 $1,691.2 $1,718.2 Guaranteed Debt / Covenant EBITDA 4.42x 4.06x 3.61x 3.40x 2.97x 2.49x 2.07x Maximum Guaranteed Leverage Ratio 6.25x 6.00x 5.75x 5.50x 5.25x 5.25x 5.25x Covenant EBITDA / Cash Interest 2.49x 2.67x 2.85x 3.08x 3.37x 3.80x 4.31x Minimum Interest Coverage 1.75x 2.00x 2.00x 2.00x 2.00x 2.00x 2.00x

CAPITALIZATION TESTS

Capitalization Tests Post-Transaction Relative Equity Value Sensitivity Tests

Post Transaction Relative Equity Value % of Enterprise Value 32.5% 38.1% 42.8% Adjusted Enterprise Value $13,896.5 $15,147.4 $16,399.2 + Cash $182.1 $182.1 $182.1 - Debt ($9,463.8) ($9,463.8) ($9,463.8) - Identified Contingent Liabilities ($97.1) ($97.1) ($97.1) Equity Value $4,517.7 $5,768.5 $7,020.4

Sensitivity Test Assumptions Corporate: Discretionary acquisition expenditures are projected to be $50 million in fiscal years 2009 through 2013 Publishing: 3% decline in revenues for fiscal years 2008 and 2009 2% decline in revenues in fiscal years 2010 through 2013 22% EBITDA margin in fiscal year 2008, 21% EBITDA margin in fiscal year 2009, 22% EBITDA margin in fiscal year 2010 and 24% EBITDA margin in fiscal year in 2011 24.4% EBITDA margin in fiscal years 2012 and 2013 Broadcasting: 5% decline in revenues for fiscal years 2008 and 2009 3% decline in revenues in fiscal year 2010 2% decline in revenues in fiscal years 2011 through 2013 32% EBITDA margin in fiscal year 2008, 33% EBITDA margin in fiscal year 2009, 34% EBITDA margin in fiscal year 2010 and 35% EBITDA margin in fiscal year in 2011 35.8% EBITDA margin in fiscal years 2012 and 2013

Sensitivity Cash Flow Test ($ in millions)

Cash Flow Summary	2007P	2008P	2009P	2010P	2011P	2012P	2013P
Adjusted EBITDA	*$1,305.9*	*$1,224.9*	*$1,154.2*	*$1,173.8*	*$1,235.9*	*$1,237.9*	*$1,216.6*
Cash Received from Equity Investments	$84.8	$99.2	$118.2	$145.7	$173.1	$210.2	$231.3
Cash Taxes	($151.0)	($112.3)	($103.5)	($128.2)	($174.5)	($197.5)	($205.0)
Cash Interest Income	$5.3	$5.2	$5.2	$5.2	$5.2	$5.2	$5.2
Cash Interest Expense	($557.6)	($572.3)	($562.6)	($551.4)	($524.2)	($489.8)	($454.5)
Change in Working Capital	($20.0)	($26.0)	($26.5)	($27.1)	($27.6)	($28.2)	($28.3)
Operating Cash Flow	*$667.4*	*$618.8*	*$585.0*	*$618.1*	*$688.0*	*$737.9*	*$765.3*
Capital Expenditures	($174.5)	($171.5)	($127.8)	($128.0)	($128.0)	($128.7)	($129.5)
Other Investing Activities	($96.7)	($251.0)	($50.0)	($50.0)	($50.0)	($50.0)	($50.0)
Cash Flow Available for Debt Repayment	*$396.2*	*$196.2*	*$407.2*	*$440.0*	*$509.9*	*$559.2*	*$585.9*
Scheduled Debt Repayments	*($155.2)*	*($105.9)*	*($72.8)*	*($522.7)*	*($72.8)*	*($72.8)*	*($154.8)*
Other Financing Activities	*($30.0)*	*($33.6)*	*($33.6)*	*$0.0*	*$0.0*	*$0.0*	*$0.0*
Net Cash Flow	*$211.0*	*$56.8*	*$300.8*	*($82.6)*	*$437.2*	*$486.4*	*$431.1*
Beginning Cash	$174.7	$174.7	$174.7	$174.7	$174.7	$174.7	$174.7
Minimum Cash Balance	($174.7)	($174.7)	($174.7)	($174.7)	($174.7)	($174.7)	($174.7)
Revolver Borrowings	$0.0	$0.0	$0.0	$82.6	$0.0	$0.0	$0.0
Cash Available for Discretionary Prepayments	*$211.0*	*$56.8*	*$300.8*	*$0.0*	*$437.2*	*$486.4*	*$431.1*

VRC
Strong Values.

18

TRIBUNE

Sensitivity Case Debt Covenant Summary ($ in millions) $ Cushion (EBITDA) $406.1 $275.8 $243.5 $242.1 $377.5 $523.0 $618.8 $ Cushion (EBITDA) $414.9 $179.5 $147.2 $216.8 $360.6 $468.5 $538.8 Covenant EBITDA / Cash Interest 2.49x 2.31x 2.26x 2.39x 2.69x 2.96x 3.19x Minimum Interest Coverage 1.75x 2.00x 2.00x 2.00x 2.00x 2.00x 2.00x Cushion 0.74x 0.31x 0.26x 0.39x 0.69x 0.96x 1.19x Credit Ratios 2007P 2008P 2009P 2010P 2011P 2012P 2013P EBITDA $1,305.9 $1,164.9 $1,094.2 $1,113.8 $1,175.9 $1,177.9 $1,156.6 Cost Savings $0.0 $60.0 $60.0 $60.0 $60.0 $60.0 $60.0 Cash Received from Equity Investments $84.8 $99.2 $118.2 $145.7 $173.1 $210.2 $231.3 Covenant EBITDA $1,390.7 $1,324.1 $1,272.4 $1,319.5 $1,409.1 $1,448.1 $1,447.8 Guaranteed Debt / Covenant EBITDA 4.42x 4.75x 4.65x 4.49x 3.84x 3.35x 3.01x Maximum Guaranteed Leverage Ratio 6.25x 6.00x 5.75x 5.50x 5.25x 5.25x 5.25x

CAPITAL REDUCTION TEST

Capital Reduction Test ($ in millions) Valuation Summary Low Mid High Valuation Method Comparable Companies $11,335.8 $12,414.8 $13,493.8 Comparable Transactions $11,753.4 $12,623.6 $13,493.8 Sum of Individual Assets $11,487.3 $12,729.7 $13,972.1 Discounted Cash Flow $9,830.7 $10,546.7 $11,262.6 Average Operating Enterprise Value $11,101.8 $12,078.7 $13,055.6 + Equity Investments $2,412.0 $2,686.0 $2,961.0 + NPV of PHONES Tax Savings $382.7 $382.7 $382.7 Adjusted Enterprise Value $13,896.5 $15,147.4 $16,399.2 + Cash $182.1 $182.1 $182.1 - Debt ($4,344.2) ($4,344.2) ($4,344.2) - Identified Contingent Liabilities ($97.1) ($97.1) ($97.1) Equity Value $9,637.3 $10,888.2 $12,140.1 % of Enterprise Value 69.4% 71.9% 74.0%

Disclaimer The accompanying material was compiled on a confidential basis for use solely by the Board of Directors of The Tribune Company as of May 9, 2007. This material is not intended to provide the sole basis for evaluating any transaction or event, does not purport to contain all information that may be required and should not be considered a recommendation with respect to any transaction or event. This material was prepared for a specific use by specific persons as of a specific date and was not prepared to conform with any disclosure standards under securities laws or otherwise. Neither Valuation Research Corporation ("VRC") nor any of its officers, directors, employees, affiliates, advisors, agents or representatives warrants the accuracy or completeness of any of the material set forth herein. Nothing contained in the accompanying material is, or shall be relied upon as, a promise or representation as to the past, the present or the future. This material must not be copied, reproduced, distributed or passed to others at any time without the prior written consent of VRC. It should be understood that any estimates, valuations, forecasts or projections contained in the accompanying material were prepared or derived from information supplied by the Company and public sources without the assumption by VRC of responsibility for any independent verification thereof. Accordingly, no representation or warranty can be or is made by VRC as to the accuracy or achievability of any such valuations, estimates, forecasts or projections and VRC expressly disclaims any and all liability relating to or resulting from the use of this material. Actual results may vary from such estimates, valuations, forecasts or projections and such variations may be material. Subsequent events may impact the analyses and conclusions set forth in the accompanying material and VRC does not assume any responsibility to update or revise the accompanying material for any events subsequent to the specified date set forth herein.